Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 27, 2007 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in JDS Uniphase Corporation's Annual Report on Form 10-K for the year ended June 30, 2007.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 25, 2008